Exhibit 99.1

Ultralife Corporation Reports Fourth Quarter Results

NEWARK, N.Y.--(BUSINESS WIRE)--February 12, 2009--Ultralife Corporation (NASDAQ: ULBI) reported revenue of $49.2 million for the quarter ended December 31, 2008, an increase of $12.4 million, or 34%, over the $36.8 million in revenue reported for the fourth quarter of 2007. The company reported an operating loss of $0.3 million in the fourth quarter of 2008, compared with an operating loss of $2.7 million in the same period a year ago.

The $12.4 million increase in revenue was driven by strong sales of batteries and chargers in the Rechargeable Products segment and higher sales of BA-5390 batteries in the Non-Rechargeable Products segment. Revenue in the Communications Systems segment was lower as the company had substantially completed shipments of orders for advanced communications systems worth $126 million that it had begun to deliver in the fourth quarter of 2007. Consolidated gross margin for the fourth quarter was 20%, compared with 16% in the same quarter a year ago.

Operating expenses for the fourth quarter of 2008 totaled $10.0 million compared to $8.4 million a year ago. The $1.6 million increase in operating expenses was mainly attributable to higher selling and marketing expenses pertaining to the development of new business opportunities, as well as increased investment in product development and higher administrative costs from operating a more diverse business. As a percentage of revenue, operating expenses declined from 23% in the fourth quarter of 2007 to 20% in the fourth quarter of 2008. During the fourth quarter of 2008, the company recorded miscellaneous non-operating income of $0.9 million, consisting primarily of a $0.3 million non-operating gain on the completion of commitments pertaining to a state government grant, and a $0.5 million foreign currency exchange gain related to the strength of the U.S. dollar against the British pound. Included in fourth quarter 2007 results was a $7.6 million non-operating gain related to the negotiated purchase price settlement with the sellers of McDowell Research. Net income for the fourth quarter of 2008 was $0.2 million, or $0.01 per share, compared with net income of $4.4 million, or $0.27 per share, for the same quarter in 2007.

For the full year ended December 31, 2008, revenue totaled a record $254.7 million compared to $137.6 million for 2007. Operating income amounted to $17.3 million for the full twelve months of 2008 compared to an operating loss of $0.2 million for the prior year. The year-over-year improvement in operating income of $17.5 million primarily resulted from strong revenue growth and higher gross margins in the Communications Systems segment, as well as improved leverage of operating expenses. Net income for the full year of 2008 was $13.7 million, or $0.78 per share, compared to $5.6 million, or $0.36 per share, for the prior year.

“During 2008 we accomplished our objective of capitalizing on high value market opportunities that leverage our superior engineering capabilities, particularly in the areas of advanced communications systems and standby power management services,” said John D. Kavazanjian, president and chief executive officer. “By focusing on higher level electronics, we transformed our communications accessories business into a provider of advanced communications systems. As a result, we produced a break-out year, establishing Ultralife as the standard for Satcom-on-the-Move systems and launching the first portable tactical repeater product for hand held radios. In the standby power market, we expanded our footprint, broadened our product offerings and grew revenue. In addition to delivering record top line growth, we strengthened our financial position, generating significant cash from operations during 2008 and ending the year with minimal debt on the balance sheet.”

Kavazanjian added, “The steps we have taken to diversify our customer base, broaden our product and service offerings and extend our global reach have placed Ultralife in a solid position to take advantage of attractive growth prospects in 2009. The expectation for continued spending on advanced communications and electronics systems supports our goals of increasing our share of customers’ budgets both in the United States and abroad. As we participate more frequently in major systems programs, we may see fluctuations in quarterly revenue from time to time caused by either contracting delays or expedited shipments of orders. Rising demand for back-up power and energy storage justifies continued investment in the standby power services business as we advance our goal of becoming a dominant player in the market.

“Operationally, we plan to continue improving margins while managing costs conservatively. Our operational flexibility will enable us to adjust quickly should order flow not meet our expectations. Financially, we enter 2009 with a strong balance sheet and the flexibility to execute our growth plans, now enhanced by our new $35 million credit facility,” Kavazanjian concluded. “Through continued geographic expansion, further product development and new market penetration, we are building the platform for long-term growth.”

Outlook

Based on current visibility, management expects revenue for the full year of 2009 to be at least $250 million with operating income of approximately $20 million, based on the company’s outlook for order opportunities and strong demand for the company’s products and services. Management expects strong 2009 revenue growth in its Rechargeable Products segment, in addition to year-over-year increases in the Non-Rechargeable Products and Design and Installation Services segments. Management expects another strong year in 2009 for Communications Systems, though it expects less revenue as the large orders for advanced communications systems that were shipped in 2008 are not expected to reoccur at the same level.

About Ultralife Corporation

Ultralife Corporation, which began as a battery company, now serves its markets with products and services ranging from portable and standby power solutions to communications and electronics systems. Through its engineering and collaborative approach to problem solving, Ultralife serves government, defense and commercial customers across the globe.

Ultralife’s family of brands includes: Ultralife Batteries, Stationary Power Services, RPS Power Systems, ABLE, McDowell Research and RedBlack Communications. Ultralife’s operations are in North America, Europe and Asia. For more information, visit www.ultralifecorp.com.

This press release may contain forward-looking statements based on current expectations that involve a number of risks and uncertainties. The potential risks and uncertainties that could cause actual results to differ materially include: worsening global economic conditions, increased competitive environment and pricing pressures, disruptions related to restructuring actions and delays. The Company cautions investors not to place undue reliance on forward-looking statements, which reflect the Company’s analysis only as of today’s date. The Company undertakes no obligation to publicly update forward-looking statements to reflect subsequent events or circumstances. Further information on these factors and other factors that could affect Ultralife's financial results is included in Ultralife's Securities and Exchange Commission (SEC) filings, including the latest Annual Report on Form 10-K.

Conference Call Information

Investors are invited to listen to a live webcast of the conference call at 10:00 a.m. ET on February 12, 2009 at http://investor.ultralifecorp.com. To listen to the live call, please go to the web site at least fifteen minutes early to download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay of the webcast will be available shortly after the call at the same location for 90 days. Investors may also listen to a telephone replay of the conference call by dialing 888-203-1112, Reservation 4272157, during the period starting at 1:00 p.m. ET February 12 and ending at 1:00 p.m. ET February 19, 2009.

ULTRALIFE CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands, Except Per Share Amounts)
(Unaudited)

	Three-Month Periods Ended		Twelve-Month Periods Ended

	December 31,	December 31,	December 31,	December 31,
	2008	2007	2008	2007

Revenues:
Non-rechargeable products	$20,020	$16,477	$68,076	$80,262
Rechargeable products	15,443	3,414	34,691	16,756
Communications systems	9,397	14,228	136,072	37,140
Design and installation services	4,362	2,670	15,861	3,438
Total revenues	49,222	36,789	254,700	137,596

Cost of products sold:
Non-rechargeable products	16,442	13,839	57,285	62,515
Rechargeable products	12,385	2,844	27,873	13,178
Communications systems	6,825	12,143	99,267	30,447
Design and installation services	3,816	2,229	13,332	2,682
Total cost of products sold	39,468	31,055	197,757	108,822

Gross margin	9,754	5,734	56,943	28,774

Operating expenses:
Research and development	2,231	2,151	8,138	7,000
Selling, general, and administrative	7,816	6,288	31,500	21,973
Total operating expenses	10,047	8,439	39,638	28,973

Operating income (loss)	(293)	(2,705)	17,305	(199)

Other income (expense):
Interest income	19	6	37	50
Interest expense	(150)	(464)	(967)	(2,234)
Gain on insurance settlement	-	-	39	-
Gain on McDowell settlement	-	7,550	-	7,550
Gain on debt conversion	-	-	313	-
Miscellaneous	863	139	815	493
Income before income taxes	439	4,526	17,542	5,660

Income tax provision-current	113	-	582	-
Income tax provision-deferred	149	77	3,297	77
Total income taxes	262	77	3,879	77

Net income	$177	$4,449	$13,663	$5,583

Earnings per share - basic	$0.01	$0.28	$0.79	$0.36
Earnings per share - diluted	$0.01	$0.27	$0.78	$0.36

Weighted average shares outstanding - basic	17,293	15,771	17,230	15,316
Weighted average shares outstanding - diluted	17,364	17,278	17,705	15,557

ULTRALIFE CORPORATION
CONSOLIDATED BALANCE SHEETS
(In Thousands, Except Per Share Amounts)
(unaudited)

	December 31,	December 31,
ASSETS	2008	2007

Current assets:
Cash and investments	$1,878	$2,245
Trade accounts receivable, net	30,588	26,540
Inventories	40,465	35,098
Prepaid expenses and other current assets	2,242	4,410
Total current assets	75,173	68,293

Property and equipment	18,465	19,365

Other assets
Goodwill, intangible and other assets	35,949	34,390

Total Assets	$129,587	$122,048

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Short-term debt and current portion of long-term debt	$1,425	$13,423
Accounts payable	20,255	18,326
Other current liabilities	10,556	10,083
Total current liabilities	32,236	41,832

Long-term liabilities:
Long-term debt and capital lease obligations	4,670	16,224
Other long-term liabilities	4,528	985
Total long-term liabilities	9,198	17,209

Minority interest in equity of subsidiaries	21	-

Shareholders' equity:
Common stock, par value $0.10 per share	1,815	1,712
Capital in excess of par value	167,259	152,070
Accumulated other comprehensive income (loss)	(1,930)	69
Accumulated deficit	(74,780)	(88,443)
	92,364	65,408
Less -- Treasury stock, at cost	4,232	2,401
Total shareholders' equity	88,132	63,007

Total Liabilities and Shareholders' Equity	$129,587	$122,048

CONTACT:
Company:
Ultralife Corporation
Robert W. Fishback, 315-332-7100
bfishback@ulbi.com
or
Investor Relations:
Lippert/Heilshorn & Associates, Inc.
Jody Burfening, 212-838-3777
jburfening@lhai.com